Exhibit 10.6

AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT

This Amendment Number Two to Employment Agreement (this “Amendment”) is made and entered into as of March 8, 2012 by and between Carmike Cinemas, Inc. (“Carmike”) and S. David Passman III ( “Executive”).

WHEREAS, Carmike and Executive entered into an Employment Agreement dated as of June 4, 2009, as amended by Amendment No. 1 thereto dated as of March 29, 2010 (the “Employment Agreement”), pursuant to which Carmike employs Executive as its President and Chief Executive Officer;

WHEREAS, Carmike and Executive desire to amend the Employment Agreement to increase the monthly apartment allowance to $4,000, to remove references to Executive’s relocation of his residence to Columbus, Georgia and to clarify certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, Carmike and Executive hereby amend the Employment Agreement as follows, effective as of March 8, 2012:

1.

By amending Section 4.1, Reimbursement, to read as follows:

Reimbursement. Carmike shall reimburse Executive for (or, at Carmike’s option, pay) all reasonable and proper business travel and other out-of pocket expenses incurred by Executive in the performance of his duties and responsibilities to Carmike during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with Carmike’s expense reporting and reimbursement policies. The following provisions shall apply to all taxable reimbursement of expenses, including the reimbursements (and compensation for income taxes or tax liability) described in Sections 4.2, 4.3 and 7.1(d), to the extent that such taxable reimbursement is a payment of deferred compensation from a “nonqualified deferred compensation plan” (as defined in Treas. Reg. § 1.409A-1(a)): All approved reimbursements for which appropriate invoices are presented shall be paid within a reasonable time and not later than the last day of the calendar year following the calendar year in which the reimbursed expense was incurred. Any expenses reimbursed during any calendar year will not affect the expenses reimbursed by Carmike in another calendar year. Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.

2.

By amending Section 4.3, Apartment Allowance, to read as follows:

Apartment Allowance. Executive shall be entitled to reimbursement for reasonable expenses incurred to lease an apartment in Columbus, Georgia, up to, but not exceeding $4,000 per calendar month. If any expense reimbursed pursuant to this § 4.3 is considered taxable income to Executive, Carmike shall compensate Executive for any income taxes owed by Executive related to such reimbursement, such that after such income taxes have been paid, the apartment expenses are fully reimbursed by Carmike.

3.

By amending Section 7.1(e) to read as follows:

If Executive is a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)), then each payment to which Executive is entitled under § 7.1 that is a payment of deferred compensation from a “nonqualified deferred compensation plan” (as defined in Treas. Reg. § 1.409A-1(a)) shall be delayed until the date which is six (6) months and one (1) day after the date Executive has a “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)).

4.

By amending Section 7.6, General Release, to read as follows:

General Release. The separation benefit provided in § 7.1 shall not be paid unless Executive signs a General Release of claims in a form reasonably acceptable to Carmike and such general release shall have become irrevocable on or before the end of the sixty (60) day period beginning on Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)) and subject to § 7.1(e), payments described in § 7.1 shall commence on the sixtieth (60th) day following Executive’s separation from service. Notwithstanding the foregoing sentence, nothing in this § 7.6 is intended to increase the amount of benefits provided under § 7.1.

5.

Except as otherwise expressly amended herein, the terms and conditions of the Employment Agreement as in effect immediately before the effective date of this Amendment shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment Number Two as of the date first set forth above.

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ S. David Passman III
S. David Passman III